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PRESS RELEASE- FINAL


                JACADA COMPLETES ACQUISITION OF PROPELIS SOFTWARE

         JACADA'S PRODUCT SUITE ENHANCED WITH LEADING LEGACY INTEGRATION
                             AND WORKFLOW TECHNOLOGY

ATLANTA - AUGUST 23, 2001 - Jacada Ltd. (Nasdaq: JCDA), a leading provider of enterprise user interface solutions, has completed its previously announced acquisition of Propelis Software, Inc., a business unit of CNT(R) and a leading provider of business process management and legacy integration software. The purchase price consisted of $6.0 million in cash, the assumption of certain Propelis liabilities, and a warrant to purchase 350,000 ordinary shares of Jacada Ltd. at an exercise price of $3.26 per share. The acquisition is expected to be accretive to Jacada's earnings in the first half of 2002.

         "We are pleased to have completed this acquisition so quickly," said Gideon Hollander, founder and CEO of Jacada. "This acquisition significantly strengthens our ability to deliver strategic technology alternatives to our existing and newly acquired customers. In addition, Jacada is very committed to supporting our newly acquired customers, and we have retained all the essential resources to ensure their success."

         The acquisition of Propelis expands Jacada's product offerings to include legacy integration technology, Propelis EAi (Enterprise Access integrator), which integrates data and processes from multiple legacy applications; and business process management technology, Propelis BPm (Business Process manager), a system that automates business processes while integrating enterprise systems.

         "The BPm technology that we acquired will accelerate our ability to deliver future planned components of our recently announced Jacada Interface Server," said Hollander. "We are continually looking for ways to enhance our solution set for our customers, and the addition of the EAi product to the Jacada product arsenal provides our customers with more strategic options for future initiatives."

         ABOUT JACADA LTD. - Jacada Ltd. is a leading provider of enterprise user interface solutions that protect organizations from changes in user interface standards and technologies. The Jacada Interface Server, a fully integrated development and deployment environment, is
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used to modernize, re-engineer, and extend existing legacy functionality, empower enterprise developers to easily build modern user interfaces for new applications, as well as generate a consistent look-and-feel across new and existing applications. Jacada solutions are in use today at major corporations and government organizations such as AIG, Caterpillar, Delta Air Lines, Enterprise Rent-A-Car, The Federal Reserve Bank, Porsche Cars North America, Prudential Insurance Company of America, and US Department of Interior. Jacada operates globally with headquarters in Atlanta, Georgia; Herzliya, Israel; and London, England. Jacada can be reached at www.jacada.com or at 1-800-773-9574.

This press release may contain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When used in this report, the words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events, which by their nature involve substantial risks and uncertainties beyond the Company's control. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made. The Company cannot assess the impact of or the extent to which any single factor or risk, or combination of them, may cause actual results to differ materially from those contained in any forward-looking statements. For a more complete discussion of risk factors, please see the Company's filings with the Securities and Exchange Commission, including its Registration Statement on Form F-1 filed on October 14, 1999 and its Annual Report on Form 20-F for the year ended December 31, 2000.

Contact:    ANN CONRAD
            Jacada Ltd.
            (770) 352-1300
            aconrad@jacada.com
            or
            JAMIE DONNELLY
            Silverman Heller Associates
            310-208-2550
            jmdonnelly@sha-ir.com